EXHIBIT IV

EIB Group

Reconciliation of the Consolidated Financial Statements of the EIB Group as at 31 December 2016 prepared in accordance with EU Accounting Directives and IFRS

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2016 (in EUR ‘000)

		EU Accounting Directives			Adjustment		IFRS
ASSETS		31/12/2016			Ref.		31/12/2016

1.	Cash in hand, balances with central banks and post office banks		316 769	0			316 769

2.	Treasury bills and other bills eligible for refinancing with central banks		51 636 687	123 042	A.1		51 759 729

3.	Loans and advances to credit institutions
	a) repayable on demand	865 097		0		865 097
	b) other loans and advances	35 232 081		- 15 921	B.2	35 216 160
	c) loans	124 328 841		1 781 389	B.2	126 110 230

			160 426 019				162 191 487
4.	Loans and advances to customers
	a) other loans and advances	2 219 989		- 989	B.2	2 219 000
	b) loans	310 256 151		22 481 402	B.2	332 737 553
	c) impairment on loans and advances, net of reversals	- 533 147		56 455	F	- 476 692

			311 942 993				334 479 861
5.	Debt securities including fixed- income securities
	a) issued by public bodies	8 651 141		22 174	A.1	8 673 315
	b) issued by other borrowers	7 208 319		31 751	A.1	7 240 070

			15 859 460				15 913 385
6.	Shares and other variable-yield securities		4 333 002	1 695 209	A.2		6 028 211

7.	Derivative assets		0	63 651 371	B.1		63 651 371

8.	Property, furniture and equipment		272 900	0			272 900

9.	Intangible assets		16 219	0			16 219

10.	Other assets		139 327	- 2 759	B.1		136 568

11.	Subscribed capital and reserves, called but not paid		77 950	- 1 294	E		76 656

12.	Prepayments		29 525 590	- 29 450 373	A.1, B.1, B.2, B.3		75 217

	TOTAL ASSETS		574 546 916				634 918 373

LIABILITIES AND EQUITY			31/12/2016		Ref.		31/12/2016
1.	Amounts owed to credit institutions
	a) repayable on demand	12 425 692		- 5 259	B.3	12 420 433
	b) with agreed maturity dates or periods of notice	694 221		- 14	B.3	694 207

			13 119 913				13 114 640
2.	Amounts owed to customers
	a) repayable on demand	1 927 330		0		1 927 330
	b) with agreed maturity dates or periods of notice	25 030		0		25 030

			1 952 360				1 952 360
3.	Debts evidenced by certificates
	a) debt securities in issue	455 660 830		44 068 031	B.3	499 728 861
	b) others	15 261 807		2 912 178	B.3	18 173 985

			470 922 637				517 902 846

4.	Derivatives liabilities		0	32 869 229	B.1		32 869 229

5.	Other liabilities		1 168 354	514 108	B.1, B.2, D		1 682 462

6.	Deferred income		17 456 674	- 17 285 441	A.1, B.1, B.2, B.3		171 233

7.	Provisions
	a) pension plans and health insurance scheme	2 489 914		2 225 382	C	4 715 296
	b) provisions for guarantees issued	42 479		0		42 479

			2 532 393				4 757 775

	TOTAL LIABILITIES		507 152 331				572 450 545

8.	Capital
	a) subscribed	243 284 155		0		243 284 155
	b) uncalled	- 221 585 020		0		- 221 585 020

			21 699 135				21 699 135
9.	Consolidated reserves
	a) reserve fund	24 328 415		0		24 328 415
	b) additional reserves	7 525 684		- 3 146 246	A.1, A.2, B.1, B.2, B.3, C, D, E, F, G	4 379 438
	c) fair value reserve	0		2 181 108	A.1, A.2	2 181 108
	d) special activities reserve	6 776 060		0		6 776 060
	e) general loan reserve	3 305 458		0		3 305 458

			41 935 617				40 970 479
10.	Profit/loss for the financial year		2 926 400	- 3 203 292	A.1, A.2, B.1, B.2, B.3, C, D, E, F, G		- 276 892
11.	Non-controlling interests		833 433	- 758 327	D		75 106

	TOTAL EQUITY		67 394 585				62 467 828

	TOTAL LIABILITIES AND EQUITY		574 546 916				634 918 373

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION

Consolidated income statement for the period ended December 31, 2016 (in EUR ‘000)

		EU Accounting Directives 2016			Adjustment Ref.		IFRS 2016

1.	Interest and similar income		22 184 899	- 1 324	B.1, B.2, E		22 183 575

2.	Interest expense and similar charges		- 18 839 881	74 904	B.1, B.3, C, D, E		- 18 764 977

3.	Income from shares and other variable-yield securities		241 540	0			241 540

4.	Fee and commission income		297 321	0			297 321

5.	Fee and commission expense		- 64 896	0			- 64 896

6.	Result on financial operations		- 54 889	- 3 159 473	A.1, A.2, B.1, B.2, B.3		- 3 214 362

7.	Other operating income		8 334	0			8 334

8.	Other operating expense		0	- 153	G		- 153

9.	Change in impairment on loans and advances and provisions for guarantees, net of reversals		107 422	- 81 411	F		26 011

10.	Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals		0	- 47 892	A.1, A.2		- 47 892

11.	General administrative expenses
	a) staff costs	- 629 444		- 20 916	C	- 650 360
	b) other administrative costs	- 251 583		- 6 336	G	- 257 919

			- 881 027				- 908 279
12.	Depreciation and amortisation: property, furniture and equipment, and intangible assets
	a) property, furniture and equipment	- 28 369		0		- 28 369
	b) intangible assets	- 6 651		0		- 6 651

			- 35 020				- 35 020

13.	Profit/loss for the financial year		2 963 803				- 278 798
	Attributable to:
	Non-controlling interests		37 403	- 39 309	D		- 1 906

	Equity holders of the Bank		2 926 400				- 276 892

Valuation and income recognition differences between IFRS and EU Accounting Directives

A	Financial assets classified as available-for-sale

1	Debt securities portfolio

Under EU Accounting Directives, debt securities portfolios are recorded at market value. The value adjustments are reported under “Net result on financial operations” in the profit and loss for the period in which they are made.

Accrued interest is recorded under balance sheet items “Prepayments and accrued income” or “Accruals and deferred income”.

Under IFRS, debt securities portfolios are carried at fair value with changes in fair value reflected directly in equity.

Impairment is recognised in the profit and loss for the year when negative changes in the fair valuation are other than temporary. It is reported separately on the face of the income statement.

Accrued interest and accrued discounts / premiums are reported on the balance sheet within the balance of the instrument to which they relate.

2	Shares and other variable-yield securities

Under EU Accounting Directives, shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date.

Under IFRS, shares and other variable-yield securities are carried at fair value with changes in fair value reflected directly in equity.

Impairment is recognised in the profit and loss for the year when negative changes in the fair valuation are other than temporary. It is reported separately on the face of the income statement.

B	Financial assets and liabilities designated at fair value through profit or loss

1	Derivative assets and liabilities

a	Treasury derivatives

Under EU Accounting Directives, derivative instruments in the Bank’s available for sale and trading portfolios are marked to market and recorded under “Other assets” or “Other liabilities”.

Issuance fees are not amortised and they are recorded under “Interest payable and similar charges”.

Interest accrued under derivative instruments is presented under “Prepayments and accrued income” and “Accruals and deferred income”.

Under EU Accounting Directives, the amortisation of premium discount of FX swaps and FX forwards are recorded under “Interest payable and similar expense” and “Interest receivable and similar income”, while under IFRS it is under “Result on financial operations”.

Under IFRS, all derivative assets and liabilities are recognised on balance sheet as such and carried at their replacement values.

With the application of IFRS 13, Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, and Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, are included in the fair valuations of derivatives. Changes in fair values of derivatives are recognised in the income statement.

b	Hedging derivatives

Under EU Accounting Directives, hedging derivative instruments are not recognised on the balance sheet. They are carried off balance sheet at nominal amount.

Interest accrued under derivative instruments is presented under “Prepayments and accrued income” and “Accruals and deferred income”.

Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related derivatives under “Interest payable and similar expense”.

Under IFRS, all derivative assets and liabilities are recognised on balance sheet and carried at their replacement values.

Issuance fees and redemption premiums or discounts are recognised in the income statement under “Result on financial operations”.

With the application of IFRS 13, Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, and Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, are included in the fair valuations of derivatives.

Under IFRS, EIB has two transactions that meet the offsetting of financial assets and financial liabilities criteria.

Changes in fair values of derivatives are recognised in the income statement.

2	Loans and advances

Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under balance sheet items “Prepayments and accrued income” or “Accruals and deferred income”.

Under EU Accounting Directives, the front-end fees on loans are amortised and recognised in the income statement under “Interest and similar income”.

Under IFRS certain loans are classified on initial recognition as “fair value loans” and valued at fair value through profit or loss. Accrued interest/accrued subsidy remuneration/up-front interest revenue/incoming payments unallocated from loans, are reported on the balance sheet within the balance of the asset to which it relates.

Under IFRS the front-end fees on loans are recognised under “Result on financial operations” in the income statement for the loans that are measured at fair value.

Under IFRS the front-end fees on loans are recognised in balance sheet under “Loans and advances to customers/credit institutions” for the loans that are treated at amortised cost.

Transitory accounts on loans are reclassified from other liabilities to the loan balance to which they relate.

Changes in fair values of loans are recognised in the income statement.

3	Borrowings

Under EU Accounting Directives, borrowings are recorded at amortised cost. Accrued interest is recorded under balance sheet item “Accruals and deferred income”.

Under IFRS, EIB applies the fair value option to a significant portion of its issued debt. Accrued interest is reported on the balance sheet within the balance of the debt instrument to which it relates.

Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the income statement is under “Result on financial operations”.

With the application of IFRS 13, own credit adjustments (OCA), reflecting own credit risk on unquoted or illiquid borrowings hedged by swaps, is calculated.

Under IFRS, EIB has one transaction that meets the offsetting of financial assets and financial liabilities criteria.

Changes in fair values of borrowings are recognised in the income statement.

C	Pension funds

Under EU Accounting Directives, a 10% corridor approach is adopted, whereby prior year cumulative actuarial surpluses or deficits in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis.

Under IFRS, the Group applies IAS 19 revised for determining the income or expense related to its post-employment defined benefit plans.

Cumulative actuarial surpluses and deficits are recognised in full in “Other comprehensive income”. Net interest cost is recognised in the income statement under “Interest expense and similar charges”.

D	Non-controlling interest adjustment

The Bank, the European Investment Fund (the EIF) and the EU MICROFINANCE PLATFORM FCP-FIS (the EUMPF) together are defined as the Group.

EIB granted a put option to the minority shareholders on their entire holding of one of its subsidiaries, the EIF.

Under EU Accounting Directives, this put option does not influence the accounting treatment of minority interest on consolidation.

Under IFRS, the put option results in the non-controlling interest balance being classified as liability rather than equity and being carried at fair value through profit or loss.

The non-controlling interest in the IFRS profit for the year is therefore included in the interest expense for the year. Fair value adjustment is reported under “Interest expense and similar charges”.

E	Subscribed capital and reserves, called but not paid

Under EU Accounting Directives, the caption “Subscribed capital and reserves, called but not paid” contains net receivable from the new Member State, Croatia.

Under IFRS, the capital and reserves to be received are discounted using discounted cash flow method.

Discounted interest is reported under “Interest expense and similar charges” and its amortisation under “Interest and similar income”.

F	Change in impairment on loans and advances and provisions for guarantees, net of reversals

Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate.

Impairment loss is recognised in the profit and loss for the year when negative changes in the fair valuation are other than temporary.

It is reported separately on the face of the consolidated income statement under the caption “Change in impairment on loans and advances and provisions for guarantees, net of reversals”.

Under IFRS, any impairment already recognised in the statutory accounts under EUGAAP for loans that are treated under the fair value option, is fully reversed.

G	Other operating expense

This caption relates to fees and administrative charges in relation to the EUMPF only. Under EU Accounting Directives they are recorded under “General administrative expenses b) other administrative costs” under profit and loss.